Exhibit 99.1

                                                                      NEWS

CIMAREX ENERGY CO.
1700 Lincoln Street, Suite 1800
Denver, CO 80203
Phone: (303) 295-3995

                                                               [LOGO OF CIMAREX]

             CIMAREX ENERGY REPORTS THIRD-QUARTER FINANCIAL RESULTS

DENVER, November 3, 2005 - Cimarex Energy Co. (NYSE: XEC) today announced financial results for the quarter ended September 30, 2005.

Revenues from oil and gas sales rose 187% in the third quarter of 2005 to a record $343.5 million, compared to $119.6 million in the same period of 2004. Third-quarter 2005 cash flow from operations also reached a new all-time high, totaling $217 million versus $87.7 million in the same period of 2004(1).

Including the previously announced $82 million ($0.61 per diluted share after tax) mark-to-market charge associated with the change in fair market value of open oil and gas derivative contracts, net income for the third quarter of 2005 was $64.1 million, or $0.76 per diluted share. This compares to third-quarter 2004 earnings of $39.2 million, or $0.91 per diluted share.

The $82 million pre-tax charge is associated with swaps and collars assumed as part of the Magnum Hunter acquisition which do not qualify for hedge accounting. The total charge includes both non-cash mark-to-market derivative losses as well as cash settlements. Cash payments related to third-quarter settlements totaled $15.6 million. Also during the quarter, Cimarex recorded a charge of $6.5 million, or $0.05 per share after tax, for estimated future litigation settlements.

For the nine month period ended September 30, 2005, Cimarex reported net income of $159.9 million, or $2.63 per diluted share, up from $105.5 million, or $2.47 per diluted share, for the comparable period of 2004.

Oil and gas sales for the first three quarters of 2005 totaled $665.9 million, up from $330.5 million during the corresponding period of 2004. Cash flow from operations for the first nine months of 2005 increased to $450.4 million versus $240.1 million during the comparable period of 2004(1).

----------
(1) Cash Flow from Operations is a non-GAAP financial measure that represents Net Cash Provided By Operating Activities adjusted for the change in operating assets and liabilities. See below for a reconciliation of the related amounts.

The increases in oil and gas revenues, earnings and cash flow are due to higher prices and record production volumes. Natural gas prices averaged $7.88 per thousand cubic feet and oil averaged $59.45 per barrel for this quarter. The increase in production is attributable to the addition of Magnum Hunter operations in June 2005 and continued positive drilling results, partially offset by hurricane related production disruptions in the Gulf of Mexico and Gulf Coast regions.

PRODUCTION VOLUMES AND EXPENSES
-------------------------------

Cimarex's third-quarter 2005 oil and gas production volumes increased by 102 percent over the same period a year earlier to 445.8 million cubic feet equivalent per day (MMcfe/d). Gas production rose 92 percent to 337.8 MMcf/d and oil volumes increased 145 percent to 18,002 barrels per day. Hurricane and other storm related activity is estimated to have negatively impacted production by 23-28 MMcfe/d.

Third-quarter 2005 costs and expenses directly associated with exploration and production activities (depreciation, depletion and amortization, production expense, transportation and taxes other than income taxes) totaled $148.9 million versus $53.1 million during the third quarter of 2004. The increase in costs and expenses is primarily a result of the Magnum Hunter acquisition. Third-quarter 2005 lifting costs, which are comprised of production and transportation costs, were $1.09 per thousand cubic feet equivalent (Mcfe) versus $0.56 per Mcfe reported during the third quarter 2004. The increase in lifting cost per unit of production is principally a result of the Magnum Hunter acquisition and shut-in production volumes caused by the hurricanes.

CAPITAL
-------

Exploration and development (E&D) expenditures during the third quarter of 2005 totaled $192.9 million, up from $58.5 million for the third quarter 2004. In the third quarter of 2005, we participated in drilling 97 gross (51 net) wells, with an overall success rate of 94%.

E&D capital expenditures for the first nine months of 2005 were $426.6 million, up from $208.8 million during the first nine months of 2004. We drilled 300 gross (156 net) wells during the first three quarters of 2005, realizing a success rate of 86%. Including E&D costs incurred by Magnum Hunter prior to the merger, year to date 2005 expenditures incurred by both companies totaled $568 million. The preliminary projection for 2006 E&D spending is in the range of $850-$950 million.

PROPERTY SALES/DEBT REDUCTION
-----------------------------

During the third quarter Cimarex received net proceeds of $61.3 million from the sale of various royalty interests. Current income taxes payable include $22.6 million related to this sale. Cimarex anticipates overall sales of oil and gas properties in 2005 to total over $90 million. Proved reserves associated with these properties approximates 21 billion cubic feet equivalent and related production is 7.3 MMcfe/d.

Using proceeds from property sales and cash flow in excess of capital investment, long-term debt was reduced by $128 million during the third quarter to $405 million (face value).

OUTLOOK
-------

Based on anticipated capital spending and numerous other factors related to production volume forecasts including estimates for resumption of production from the Gulf of Mexico disrupted by hurricane activity and incorporating property sales, fourth-quarter 2005 aggregate production is expected to range from 420 to 450 MMcfe/d (76% natural gas).

Approximately 50 MMcfe/d of production is currently shut-in, of which 46 MMcfe/d is from the Gulf of Mexico and 4 MMcfe/d is from wells located in South Louisiana. The timetable to restore full production is dependent on third party infrastructure being repaired and brought back online. Assuming full resumption of shut-in volumes by the end of the first quarter of 2006 and anticipated capital spending, full-year 2006 production is expected to average 485 to 505 MMcfe/d.

Certain operating expenses for the fourth quarter of 2005 are expected to fall within the following ranges summarized below:

Operating Expenses ($/Mcfe):
   Production expense                                $ 0.95  -  $ 1.05
   Transportation expense                              0.10  -    0.12
   Depreciation, depletion and amortization            2.10  -    2.20
   General and administrative expense                  0.25  -    0.28
   Production taxes (% of oil and gas revenue)          6.5% -     7.0%

CONFERENCE CALL AND WEB CAST

A conference call and web cast has been scheduled for today Thursday November, 3, 2005 at 11 a.m. Mountain Time (1:00 p.m. Eastern Time). To access the live, interactive conference call, please dial 888-858-4710 ten minutes before the scheduled start time. The listen-only web cast of the call will be accessible via www.cimarex.com.

ABOUT CIMAREX ENERGY

Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Mid-Continent, Gulf Coast, Permian Basin of West Texas and New Mexico and Gulf of Mexico areas of the U.S.

This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release and other risks that are described in SEC reports filed by Cimarex. While Cimarex makes these forward-looking statements in good faith, neither Cimarex nor its management can guarantee that the anticipated future results will be achieved. Cimarex assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

FOR FURTHER INFORMATION CONTACT

Cimarex Energy Co.
Mark Burford, Director of Capital Markets
303-295-3995
www.cimarex.com

                            PRICE AND PRODUCTION DATA


                                                FOR THE THREE MONTHS ENDED    FOR THE NINE MONTHS ENDED
                                                      SEPTEMBER 30                  SEPTEMBER 30
                                               ---------------------------   ---------------------------
                                                   2005           2004           2005           2004
                                               ------------   ------------   ------------   ------------
Gas Production:
  Total production - Mcf                         31,074,792     16,211,507     69,853,736     46,437,642
  Gas volume - Mcf per day                          337,769        176,212        255,874        169,480
  Gas price - per Mcf                          $       7.88   $       5.63   $       6.99   $       5.52

Oil Production (including NGL):
  Total production - barrels                      1,656,194        676,906      3,269,132      1,957,281
  Oil volume - barrels per day                       18,002          7,358         11,975          7,143
  Oil price - per barrel                       $      59.45   $      41.81   $      54.40   $      37.77

                           CAPITALIZED COSTS INCURRED


                                                FOR THE THREE MONTHS ENDED    FOR THE NINE MONTHS ENDED
                                                      SEPTEMBER 30                  SEPTEMBER 30
                                               ---------------------------   ---------------------------
                                                   2005           2004           2005           2004
                                               ------------   ------------   ------------   ------------
                                                      (in thousands)                (in thousands)
Exploration and development                    $    192,880   $     58,534   $    426,588   $    208,783
Acquisition of Magnum Hunter                        (15,605)                    1,819,075
Acquisitions of  other proved properties                 25            100          1,973            102
                                               ------------   ------------   ------------   ------------
  Oil and gas expenditures                          177,300         58,634      2,247,636        208,885
Sale Proceeds                                       (61,339)          (298)       (61,686)          (662)
                                               ------------   ------------   ------------   ------------
                                               $    115,961   $     58,336   $  2,185,950   $    208,223
                                               ============   ============   ============   ============

                   RECONCILIATION OF CASH FLOW FROM OPERATIONS


                                                FOR THE THREE MONTHS ENDED    FOR THE NINE MONTHS ENDED
                                                      SEPTEMBER 30                  SEPTEMBER 30
                                               ---------------------------   ---------------------------
                                                   2005           2004           2005           2004
                                               ------------   ------------   ------------   ------------
                                                      (in thousands)                (in thousands)
Net cash provided by operating activities      $    218,269   $    112,285   $    417,475   $    255,106
  Increase  in operating assets
   and liabilities                                   (1,236)       (24,569)        32,916        (15,044)
                                               ------------   ------------   ------------   ------------
Cash flow from operations                      $    217,033   $     87,716   $    450,391   $    240,062
                                               ============   ============   ============   ============

Management believes that the non-GAAP measure of cash flow from operations is useful information for investors because it is used internally and is accepted by the investment community as a means of measuring the company's ability to fund its capital program. It is also used by professional research analysts in providing investment recommendations pertaining to companies in the oil and gas exploration and production industry.

INCOME STATEMENTS (unaudited)


                                                FOR THE THREE MONTHS ENDED    FOR THE NINE MONTHS ENDED
                                                      SEPTEMBER 30                  SEPTEMBER 30
                                               ---------------------------   ---------------------------
                                                   2005           2004           2005           2004
                                               ------------   ------------   ------------   ------------
                                                         (In thousands, except per share data)
Revenues:
  Gas sales                                    $    245,010   $     91,333   $    488,043   $    256,529
  Oil sales                                          98,459         28,299        177,829         73,927
  Gas gathering, marketing, and processing           64,833         49,329        183,784        139,921
  Other, net                                         (3,925)         1,312         (1,114)         6,008
                                               ------------   ------------   ------------   ------------
                                                    404,377        170,273        848,542        476,385
                                               ------------   ------------   ------------   ------------
Costs and expenses:
  Depreciation, depletion and amortization           82,826         32,048        172,493         89,220
  Asset retirement obligation accretion               1,331            319          2,266            913
  Transportation                                      4,237          2,696         10,319          7,544
  Production                                         40,473          8,648         68,056         27,536
  Taxes other than income                            21,418          9,736         45,913         27,565
  Gas gathering, marketing, and processing           58,958         48,495        176,172        138,081
  General and administrative                          8,418          5,398         23,967         15,040
  Stock compensation                                  1,225            502          3,663          1,454
  Expenses related to merger                          1,402             --          8,087             --
  Loss on derivative instruments                     81,946             --         83,976             --
                                               ------------   ------------   ------------   ------------
                                                    302,234        107,842        594,912        307,353
                                               ------------   ------------   ------------   ------------

Operating income                                    102,143         62,431        253,630        169,032

Other income and expense:
  Interest expense                                    8,280            290         12,239            866
  Amortization of fair value of debt                   (771)            --         (1,187)            --
  Capitalized interest                               (4,978)            --         (6,157)            --
  Interest income and other                            (469)          (232)        (1,814)          (421)
                                               ------------   ------------   ------------   ------------
Income before income tax expense                    100,081         62,373        250,549        168,587
Income tax expense                                   36,006         23,191         90,632         63,070
                                               ------------   ------------   ------------   ------------
Net income                                     $     64,075   $     39,182   $    159,917   $    105,517
                                               ============   ============   ============   ============
Earnings per share:
    Basic                                      $       0.78   $       0.94   $       2.72   $       2.55
                                               ============   ============   ============   ============
    Diluted                                    $       0.76   $       0.91   $       2.63   $       2.47
                                               ============   ============   ============   ============
Weighted average shares outstanding:
  Basic                                              82,284         41,511         58,815         41,399
                                               ============   ============   ============   ============
  Diluted                                            84,840         42,885         60,767         42,687
                                               ============   ============   ============   ============

CASH FLOW STATEMENTS (unaudited)


                                                               FOR THE THREE MONTHS ENDED    FOR THE NINE MONTHS ENDED
                                                                     SEPTEMBER 30                  SEPTEMBER 30
                                                              ---------------------------   ---------------------------
                                                                  2005           2004           2005           2004
                                                              ------------   ------------   ------------   ------------
                                                                                    (In thousands)
Cash flows from operating activities:
  Net income                                                  $     64,075   $     39,182   $    159,917   $    105,517
  Adjustment to reconcile net income to net cash
    provided by operating activities:
      Depreciation, depletion and amortization                      82,826         32,048        172,493         89,220
      Asset retirement obligation accretion                          1,331            319          2,266            913
      Deferred income taxes                                         (3,475)        15,600         32,644         42,899
      Stock compensation                                             1,225            502          3,663          1,454
      Loss on derivative instruments                                65,127             --         66,538             --
      Other                                                          5,924             65         12,870             59
  Changes in operating assets and liabilities,
   net of effects of the acquisition of
   Magnum Hunter:
      (Increase) decrease in receivables, net                      (41,106)         9,138        (23,765)       (12,922)
      (Increase) decrease in other current assets                  (12,458)         1,988        (24,420)        (2,447)
      Increase in accounts payable and
       accrued liabilities                                          54,213         12,271         15,081         29,083
      Increase in other non-current liabilities                        587          1,172            188          1,330
                                                              ------------   ------------   ------------   ------------
        Net cash provided by operating activities                  218,269        112,285        417,475        255,106
                                                              ------------   ------------   ------------   ------------
Cash flows from investing activities:
  Oil and gas expenditures                                        (193,763)       (77,626)      (398,191)      (205,925)
  Acquisition of oil and gas properties                                (25)          (100)        (1,973)          (102)
  Merger related costs                                              (1,271)            --        (12,405)            --
  Cash received in connection with acquisition of MHR                   --             --         33,407             --
  Proceeds from sale of assets                                      70,171            314         70,576            766
  Other expenditures                                                (2,436)        (4,692)       (19,798)        (8,078)
                                                              ------------   ------------   ------------   ------------
        Net cash used by investing activities                     (127,324)       (82,104)      (328,384)      (213,339)
                                                              ------------   ------------   ------------   ------------
Cash flows from financing activities:
  Borrowings (payments) on long-term debt, net                    (128,358)            --       (188,422)            --
  Financing costs                                                      (44)            --         (1,414)            --
  Common stock reacquired and retired                                   --           (593)        (2,130)          (714)
  Proceeds from issuance of common stock                             7,625          4,528         14,602         10,724
                                                              ------------   ------------   ------------   ------------
        Net cash (used in) provided by financing activities       (120,777)         3,935       (177,364)        10,010
                                                              ------------   ------------   ------------   ------------
Net change in cash and cash equivalents                            (29,832)        34,116        (88,273)        51,777
Cash and cash equivalents at beginning of period                    57,305         58,081        115,746         40,420
                                                              ------------   ------------   ------------   ------------
Cash and cash equivalents at end of period                    $     27,473   $     92,197   $     27,473   $     92,197
                                                              ============   ============   ============   ============

BALANCE SHEETS (unaudited)

                                                                             SEPTEMBER 30          DECEMBER 31
                                                                                 2005                 2004
                                                                             ------------         ------------
                                                                             (In thousands, except share data)
                                     ASSETS
Current assets:
  Cash and cash equivalents                                                  $     27,473         $    115,746
  Receivables, net                                                                250,193              103,989
  Inventories                                                                      32,520                9,742
  Deferred income taxes                                                            16,098                2,149
  Assets available for sale                                                            --                   --
  Other current assets                                                             25,462                4,821
                                                                             ------------         ------------
    Total current assets                                                          351,746              236,447
                                                                             ------------         ------------
Oil and gas properties at cost, using the full cost method
 of accounting:
  Proved properties                                                             3,450,018            1,596,704
  Unproved properties and properties under development,
   not being amortized                                                            408,406               72,249
                                                                             ------------         ------------
                                                                                3,858,424            1,668,953
  Less - accumulated depreciation, depletion and amortization                  (1,032,735)            (866,660)
                                                                             ------------         ------------
    Net oil and gas properties                                                  2,825,689              802,293
                                                                             ------------         ------------
Fixed assets, net                                                                  85,112               16,109
Goodwill                                                                          716,818               44,967
Other assets, net                                                                  69,140                5,630
                                                                             ------------         ------------
                                                                             $  4,048,505         $  1,105,446
                                                                             ============         ============
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                                           $     61,113         $     26,511
  Accrued liabilities                                                             190,102               77,362
  Derivative fair value                                                            94,124                   --
  Revenue payable                                                                  82,515               39,129
                                                                             ------------         ------------
    Total current liabilities                                                     427,854              143,002
                                                                             ------------         ------------
Long-term debt                                                                    438,396                   --
                                                                             ------------         ------------
Deferred income taxes                                                             633,057              225,285
                                                                             ------------         ------------
Other liabilities                                                                 122,257               36,447
                                                                             ------------         ------------
Stockholders' equity:
  Preferred stock, $0.01 par value, 15,000,000 shares
   authorized, no shares issued                                                        --                   --
  Common stock, $0.01 par value, 200,000,000 shares
   authorized, 84,871,551 and 41,729,280 shares issued, respectively                  849                  417
  Treasury stock, at cost, 2,475,725 shares held                                  (93,236)                  --
  Paid-in capital                                                               1,916,505              250,248
  Unearned compensation                                                           (17,205)             (10,072)
  Retained earnings                                                               619,948              460,031
  Accumulated other comprehensive income                                               80                   88
                                                                             ------------         ------------
                                                                                2,426,941              700,712
                                                                             ------------         ------------
                                                                             $  4,048,505         $  1,105,446
                                                                             ============         ============